As filed with the Securities and Exchange Commission on October 21, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASB BANCORP, INC.

(exact name of registrant as specified in its charter)

North Carolina	45-2463413
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11 Church Street

Asheville, North Carolina 28801

(828) 254-7411

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Asheville Savings Bank, S.S.B.

Retirement Savings Plan

(Full Title of the Plan)

Copies to:
Suzanne S. DeFerie	Lori M. Beresford, Esq.
President and Chief Executive Officer	Suzanne A. Walker, Esq.
ASB Bancorp, Inc.	Kilpatrick Townsend & Stockton LLP
11 Church Street	607 14th Street, NW, Suite 900
Asheville, North Carolina 28801	Washington, DC 20005
(828) 254-7411	(202) 508-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $0.01 Par Value	417,029	$11.51	$4,800,004	$551.00
Participation Interests	(4)

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Asheville Savings Bank, S.S.B. Retirement Savings Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of ASB Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The average of the high and low price of the Common Stock as reported on October 20, 2011 in accordance with 17 C.F.R. §230.457(c).
(4)	In addition, pursuant to 17 C.F.R. §230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan, based upon the maximum amount that could be issued under the Plan pursuant to 17 C.F.R. §230.457(h)(5). In accordance with 17 C.F.R. §230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with the current assets of such Plan. Accordingly, no separate fee is required for the participation interests.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

ASB Bancorp, Inc.

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The documents containing the information for the Asheville Savings Bank, S.S.B. Retirement Savings Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by ASB Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a) The Prospectus filed with the SEC by the Registrant (File No. 333-174527) pursuant to Rule 424(b)(3) on August 22, 2011, which includes the consolidated balance sheets of Asheville Savings Bank, S.S.B. and subsidiary as of December 31, 2010 and December 31, 2009 and the related consolidated statements of income (loss), comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010.

(b) The description of the Registrant’s common stock contained in Registrant’s Form 8-A12B, as filed with the SEC on August 12, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to the rules promulgated under the Exchange Act.

(c) The Registrant’s Quarterly Report on Form 10-Q (File No. 001-35279) for the quarter ended June 30, 2011 filed on September 23, 2011 and Amendment No. 1 to the Registrant’s Quarterly Report on Form 10-Q/A (File No. 001-35279) for the quarter ended June 30, 2011 filed on October 14, 2011.

(d) The Registrant’s Current Reports on Form 8-K (File No. 001-35279) filed on September 20, 2011, October 7, 2011 and October 11, 2011 (other than items submitted under 2.02, 7.01 and 9.01 of Form 8-K).

(e) All documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The ASB Bancorp, Inc. Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers and Plan Administrator

The Registrant’s Articles of Incorporation provides for the following indemnification under Article XI:

ARTICLE XI

Indemnification

In addition to and apart from the indemnification provided for in the North Carolina Business Corporation Act (“NCBCA”), the Corporation shall provide indemnification to its directors as follows:

(A) Indemnity. Any person who at any time serves or has served as a director of the Corporation shall have a right to be indemnified by the Corporation to the full extent allowed by applicable law against liability and litigation expense arising out of or connected with such status or activities in such capacity. “Liability and litigation expense” shall include costs and expenses of litigation (including reasonable attorneys fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. In no circumstances, however, shall the Corporation indemnify any such person against any liability or litigation expense incurred on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation.

(B) Determination of Right to Indemnity. Promptly after the final disposition or termination of any matter which involves liability or litigation expense as described in Section A of this Article XI or at such earlier time as it sees fit, the Corporation shall determine whether any person described in Section A of this Article XI is entitled to indemnification thereunder. Such determination shall be limited to the following issues: (i) whether the persons to be indemnified are persons described in Section A of this Article XI, (ii) whether the liability or litigation expense incurred arose out of the status or activities of such persons as described in Section A of this Article XI, (iii) whether the liability was actually incurred and litigation expense was actually and reasonably incurred, and (iv) whether the liability and litigation expense were incurred on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation. Such determination shall be made by a majority vote of directors who were not parties to the action, suit or proceeding (or, in connection with “threatened” actions, suits or proceedings, who were not “threatened parties”). If at least two such disinterested directors are not obtainable, or, even if obtainable, if at least half of the number of disinterested directors so direct, such determination shall be made by independent legal counsel in written opinion.

(C) Advance Expenses. Litigation expense incurred by a person described in Section A of this Article XI in connection with a matter described in Section A of this Article XI shall be paid by the Corporation in advance of the final disposition of the matter, if the Corporation receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined as provided in Section B of this Article XI to be entitled to be indemnified by the Corporation. Requests for payments in advance of final disposition or termination shall be submitted in writing to the Corporation unless this requirement is waived by the Corporation. Before the first such payment is made, the Corporation shall have received the written undertaking referred to herein and notice of the request for advance payment shall have been given to the members of the board of directors. Notwithstanding the foregoing, no advance payment shall be made as to any payment or portion of a payment for which the determination is made that the person requesting payment will not be entitled to indemnification. Such determination may be made only by a majority vote of disinterested directors or by independent legal counsel as next provided. If there are not at least two disinterested directors, then notice of all requests for advance payment shall be delivered for review to independent legal counsel for the Corporation. Such counsel shall have the authority to disapprove any advance payment or portion of a payment for which it plainly and unavoidably appears that the person requesting payment will not be entitled to indemnification.

(D) Settlements. The Corporation shall not be obligated to indemnify persons described in Section A of this Article XI for any amounts paid in settlement unless the Corporation consents in writing to the settlement. The Corporation shall not unreasonably withhold its consent to proposed settlements. The Corporation’s consent to a proposed settlement shall not constitute an agreement by the Corporation that any person is entitled to indemnification hereunder; the Corporation shall waive the requirement of this Section for its written consent as fairness and equity may require.

(E) Application for Indemnity or Advances. A person described in Section A of this Article XI may apply to the Corporation in writing for indemnification or to advance expenses. Such application shall be addressed to the secretary, or, in the absence of the secretary, to any officer of the Corporation. The Corporation shall respond in writing to such applications as follows: to a request for indemnity under Section B of this Article XI, within ninety days after receipt of the application; to a request for advance expenses under Section C of this Article XI, within fifteen days after receipt of the application. The right to indemnification or advance expenses provided herein shall be enforceable in any court of competent jurisdiction. A legal action may be commenced if a claim for indemnity or advance expenses is denied in whole or in part, or upon the expiration of the time periods provided above. In any such action, the claimant shall be entitled to prevail upon establishing that he or she is entitled to indemnification or advance expenses but the Corporation shall have the burden of establishing, as a defense, that the liability or expense was incurred on account of activities which were, at the time taken, known or believed by the claimant to be clearly in conflict with the best interests of the Corporation. In any such action, if the claimant establishes the right to indemnification, he or she shall also have the right to be indemnified against the litigation expense (including a reasonable attorney’s fee) of such action.

(F) Incidents of Right of Indemnification. The right of indemnification provided herein shall not be deemed exclusive of any other rights to which any persons seeking indemnity may be entitled apart from the provisions of this Article XI, except there shall be no right to indemnification as to any liability or litigation expense for which such person is entitled to receive payment under any insurance policy other than a directors’ and officers’ liability insurance policy maintained by the Corporation. Such right shall inure to the benefit of the heirs and legal representatives of any persons entitled to such right. Any person who at any time after the adoption of this Article XI serves or has served in any status or capacity described in Section A of this Article XI, shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Any repeal or modification of this Article XI shall not affect any rights or obligations then existing. The right provided herein shall not apply as to persons serving corporations that are hereafter merged into or combined with the Corporation, except after the effective date of such merger or combination and only as to status and activities after such date.

(G) Savings Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court or agency of competent jurisdiction, then the Corporation shall nevertheless indemnify each person described in Section A of this Article XI to the full extent permitted by the portion of this Article XI that is not invalidated and also to the full extent (not exceeding the benefits described herein) permitted or required by other applicable law.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

10.0	Asheville Savings Bank, S.S.B. Retirement Savings Plan(1)

23.0	Consent of Dixon Hughes Goodman LLP

24.0	Power of Attorney (contained on the signature pages).

(1)	Incorporated herein by reference from Exhibit 10.4 of the Registrant’s Form S-1/A (File No. 333-174527) filed with the SEC on July 13, 2011.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to

Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)–(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The registrant has submitted or will submit the Plan and amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, ASB Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Asheville, State of North Carolina on October 21, 2011.

ASB BANCORP, INC.

By:	/s/ Suzanne S. DeFerie
Suzanne S. DeFerie
President, Chief Executive Officer and Director
(principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Ms. DeFerie) constitutes and appoints Suzanne S. DeFerie, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Suzanne S. Deferie	President, Chief Executive Officer and Director (principal executive officer)	October 21, 2011
Suzanne S. DeFerie

/s/ Kirby A. Tyndall	Executive Vice President and Chief Financial Officer (principal accounting and financial officer)	October 21, 2011
Kirby A. Tyndall

/s/ Patricia S. Smith	Chairman of the Board	October 21, 2011
Patricia S. Smith

/s/ John B. Gould	Director	October 21, 2011
John B. Gould

Director
John B. Dickson

/s/ Leslie D. Green	Director	October 21, 2011
Leslie D. Green

/s/ Kenneth E. Hornowski	Director	October 21, 2011
Kenneth E. Hornowski

/s/ Stephen P. Miller	Director	October 21, 2011
Stephen P. Miller

/s/ Wyatt S. Stevens	Director	October 21, 2011
Wyatt S. Stevens

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Asheville Savings Bank, S.S.B. Retirement Savings Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Asheville, North Carolina on October 21, 2011.

ASHEVILLE SAVINGS BANK, S.S.B.
RETIREMENT SAVINGS PLAN

By:	/s/ Jonna Bradham
Jonna Bradham
Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.0	Asheville Savings Bank, S.S.B. Retirement Savings Plan	Incorporated by reference.

23.0	Consent of Dixon Hughes Goodman LLP	Filed herewith.

24.0	Power of Attorney	Located on the signature page.